Exhibit 1.1

Articles of Incorporation of Alcon Inc.

29 January 2019

Section 1		Corporate Name, Registered Office, Purpose and Duration

Article 1

Corporate name, Registered office		Under the Corporate name Alcon AG Alcon SA Alcon Inc. there exists a company limited by shares with its registered office in Fribourg.

Article 2

Purpose	1

The purpose of the Company is to acquire, hold, manage, sell direct and indirect participations in enterprises of any kind, in particular in the area of health care, medical devices, biology, chemistry, physics, information technology and related areas in Switzerland and abroad.

2

The Company may establish enterprises of any kind in Switzerland and abroad, hold equity interest in these enterprises, and conduct their management. The Company may acquire, mortgage, operate or sell real estate and intellectual property rights in Switzerland or abroad. The Company may provide loans, guarantees and other kinds of financing and security for Group companies as well as borrow and invest money on the money and capital markets.

	3	The Company may engage in all other types of activities or transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.

	4	In pursuing its purpose, the Company strives to create sustainable value.

Article 3

Duration		The duration of the Company is unlimited.

Section 2		Share Capital

		Article 4

Ordinary share capital	1	The share capital of the Company is CHF 19,548,000, fully paid-in and divided into 488,700,000 registered shares. Each share has a nominal value of CHF 0.04.

	2	Upon resolution of the General Meeting of Shareholders registered shares may be converted into bearer shares and reversed bearer shares may be converted into registered shares.

		Article 4a

Authorized share capital for employee participation plans	1

The Board of Directors is authorized, at any time until 29 January 2021, to increase the Company’s share capital by a maximum of CHF 977,400 through the issue of up to 24,435,000 fully paid up new shares of CHF 0.04 nominal value each for the purpose of any share-based incentive or other participation plans, schemes or arrangements for directors, employees or advisors of the Company or its consolidated subsidiaries (“Employee Participation Plans”). Share capital increases representing one or several portions of this maximum are permitted.

	2	The Board of Directors shall determine the amount of share capital to be issued, the form of payment required for subscription, the date of issue, and the commencement of dividend entitlement.

	3

Existing shareholders’ subscription rights shall be excluded and the Board of Directors is authorized to allocate the shares as it deems appropriate (including to any group company or third party involved in the administration of any Employee Participation Plan) to fulfil or cover existing or future obligations to deliver shares under any Employee Participation Plan.

		Article 5

Shareholders register

The Company shall maintain a shareholders register showing the last names, first names, domicile (in the case of legal entities the registered office) and address of the holders or usufructuaries of registered shares.

		Article 6

Form of shares	1

Subject to paragraph 3 of this Article, the registered shares of the Company are issued as uncertificated securities (in terms of the Swiss Code of Obligations). The Company may cause all or a part of such uncertificated securities to be entered into a main register of a custodian as an underlying security for book entry securities (in terms of the Book Entry Securities Act).

	2	Provided that the shareholder is registered in the shareholders register, the shareholder may request from the Company a statement of his or her registered shares at any time.

	3

The shareholder has no right to the printing and delivery of certificates. The Company may, however, in its sole discretion, transform the underlying securities for book entry securities into another form or withdraw such securities from the custodian system at any time; in particular, the Company may print and deliver certificates (individual share certificates, certificates or global certificates) for shares and deregister uncertificated securities entered into the main register of a custodian.

	4

A disposition of shares in the form of uncertificated securities which are not entered into the main register of a custodian shall be effected by way of a written declaration of assignment and requires, as a condition for validity, to be notified to the Company. In contrast, a disposition of shares which exist in the form of book entry securities based on uncertificated securities entered into the main register of a custodian shall solely be effected by entries in securities accounts in accordance with applicable law, without prerequisite to be notified to the Company; a disposition of such shares by way of assignment without corresponding entry in a securities account is excluded.

	5	The Company may prescribe the use of forms for purposes of notification in accordance with paragraph 4 of this Article.

		Article 7

Exercise of rights	1	The shares are not divisible. The Company accepts only one representative per share.

	2

The right to vote and the rights associated therewith may only be exercised vis-à-vis the Company by a shareholder, usufructuary or nominee who is registered in the share register in respect of the shares concerned.

Section 3		Corporate Bodies A. General Meeting of Shareholders

		Article 8

Competence		The General Meeting of Shareholders is the supreme body of the Company.

		Article 9

General Meetings a. Annual General Meeting

The Annual General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company; at the latest twenty days before the meeting the annual report and the reports of the auditors shall be made available for inspection by the Shareholders at the registered office of the Company. Notification thereof may be made by way of a publication in the publication organs set forth in Article 38 of these Articles of Incorporation.

		Article 10

b. Extraordinary General Meetings of Shareholders	1	Extraordinary General Meetings of Shareholders shall take place upon request of the Board of Directors or the Auditors.
	2

Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if it is required by one or more shareholders who are representing in the aggregate not less than one tenth of the share capital and submit a petition signed by such shareholder or shareholders specifying the items for the agenda and the proposals.

		Article 11

Convening of General Meetings of Shareholders	1

General Meetings of Shareholders shall be convened by the Board of Directors at the latest twenty days before the date of the meeting. The meeting shall be convened by way of a notice appearing once in the official publication organs of the Company. Registered shareholders may also be informed by mail.

	2

The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and as the case may be of the shareholders who demanded that a General Meeting of Shareholders be convened and, in case of elections, the names of the nominated candidates.

		Article 12

Agenda	1

One or more shareholders whose combined shareholdings represent an aggregate nominal value of at least CHF 1 million may demand that an item be included in the agenda of a General Meeting of Shareholders. Such a demand must be made in writing at the latest forty-five days before the meeting and shall specify the items and the proposals of such a shareholder.

	2

No resolution shall be passed at a General Meeting of Shareholders on matters for which no proper notice was given. This provision shall not apply to proposals to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

		Article 13

Presiding officer, Minutes, Vote counters	1

The General Meeting of Shareholders shall take place in Switzerland, unless the Board of Directors decides otherwise. The General Meeting shall be presided by the chair of the Board of Directors, in his absence, by the vice-chair or another member of the Board of Directors chosen by the Board of Directors.

	2	The chairperson of the meeting shall appoint a secretary and the vote counters. The minutes shall be signed by the chairperson of the meeting and the secretary.

		Article 14

Proxies	1	The Board of Directors may issue regulations regarding the participation and the representation at the General Meeting of Shareholders and may allow electronic proxies without qualified signatures.

	2	A shareholder may be represented at a General Meeting of Shareholders by means of a written proxy by a third person who does not need to be a shareholder.

	3	The General Meeting of Shareholders shall elect the Independent Proxy for a term of office lasting until completion of the next Annual General Meeting of Shareholders. Re-election is possible.

	4	If the Company does not have an Independent Proxy, the Board of Directors shall appoint the Independent Proxy for the next General Meeting of Shareholders.

Article 15

Voting rights		Each share entitles to one vote.

Article 16

Resolutions, Elections	1	Unless the law requires otherwise, the General Meeting passes resolutions and elections with the absolute majority of the votes validly represented.

	2	Resolutions and elections shall be taken either on a show of hands or by electronic voting, unless the General Meeting decides for, or the presiding officer orders, a secret ballot.

3

The presiding officer may at any time order to repeat an election or resolution taken on a show of hands with a secret ballot, if he doubts the results of the vote. In this case, the preceding election or resolution taken on a show of hands is deemed not to have taken place.

	4	If no election has taken place at the first ballot and if there is more than one candidate, the presiding officer shall order a second ballot in which the relative majority shall be decisive.

Article 17

Powers of the General Meeting of Shareholders

The following powers shall be vested exclusively in the General Meeting of Shareholders:

a)             To adopt and amend the Articles of Incorporation;

b)             To elect and remove the members of the Board of Directors, the Chair of the Board of Directors, the members of the compensation committee, the Independent Proxy and the Auditors;

c)              To approve the management report and the consolidated financial statements;

d)             To approve the financial statements and to decide on the appropriation of available earnings shown on the balance sheet, in particular with regard to dividends;

e)              To approve the aggregate amounts of compensation of the Board of Directors and the Executive Committee in accordance with Article 29 of these Articles of Incorporation;

f)               To grant discharge to the members of the Board of Directors and to the members of the Executive Committee;

g)              To decide on matters that are reserved by law or by the Articles of Incorporation to the General Meeting of Shareholders.

		Article 18

Special quorum

The approval of at least two-thirds of the votes represented is required for resolutions of the General Meeting of Shareholders on:

a)             An alteration of the purpose of the Company;

b)             The creation of shares with increased voting powers;

c)              An implementation of restrictions on the transfer of registered shares and the removal of such restrictions;

d)             An authorized or conditional increase of the share capital;

e)              An increase of the share capital out of equity, by contribution in kind or for the purpose of an acquisition of property and the grant of special rights;

f)               A restriction or suspension of rights of option to subscribe;

g)              A change of location of the registered office of the Company;

h)             The dissolution of the Company.

		B. Board of Directors

		Article 19

Number of Directors		The Board of Directors shall consist of a minimum of 8 and a maximum of 13 members.

		Article 20

Term of office	1

The members of the Board of Directors and the Chair of the Board of Directors shall be elected individually by the General Meeting of Shareholders for a term of office lasting until completion of the next Annual General Meeting of Shareholders.

	2	Members whose term of office has ended may be immediately re-elected.

		Article 21

Organization	1

The Board of Directors constitutes itself in compliance with legal requirements and taking into consideration the resolutions of the General Meeting of Shareholders. It shall elect one or two Vice-Chairs. It shall appoint a secretary, who need not be a member of the Board of Directors.

	2	If the office of the Chair of the Board of Directors is vacant, the Board of Directors shall appoint a new Chair from amongst its members for the remaining term of office.

		Article 22

Convening of meetings		The Chair shall convene meetings of the Board of Directors if and when the need arises or if a member so requires in writing.

		Article 23

Resolutions	1	The organization of the meetings, including the presence quorum and the passing of resolutions, shall be set out in the organizational regulations.

	2	In the event of a tie vote, the Chair is not entitled to a tie-breaking vote.

		Article 24

Powers of the Board of Directors	1

The Board of Directors has in particular the following non-delegable and inalienable duties:

a)             The ultimate direction of the Company’s business and issuing of the necessary directives;

b)             The determination of the organization of the Company;

c)              The determination of the principles of accounting, financial controlling and financial planning;

d)             The appointment and removal of the persons entrusted with the management and representation of the Company (including the CEO and the other members of the Executive Committee);

e)              The ultimate supervision of the persons entrusted with the management of the Company, specifically in view of their compliance with the law, Articles of Incorporation, regulations and directives;

f)               The preparation of the annual report and the compensation report in accordance with the provisions of the law and the Articles of Incorporation;

g)              The preparations for the General Meeting of Shareholders and carrying out of the resolutions of the General Meeting of Shareholders;

h)             The notification to the court in the event of over-indebtedness; and

i)                 The adoption of resolutions concerning increases in share capital to the extent that such power is vested in the Board of Directors (Article 651 paragraph 4 of the Swiss Code of Obligations), as well as resolutions concerning the confirmation of capital increases and respective amendments to the Articles of Incorporation.

2

In addition, the Board of Directors can pass resolutions with respect to all matters which are not reserved to the authority of the General Meeting of Shareholders by law or by these Articles of Incorporation.

Article 25

Delegation of powers

The Board of Directors may, within the limits of the law and the Articles of Incorporation, delegate the management of the Company in whole or in part to one or several of its members (including to ad hoc or permanent committees of the Board of Directors) or to third persons (Executive Committee).

Article 26

Signature power

The Board of Directors shall designate those of its members as well as those third persons who shall have legal signatory power for the Company, and shall further determine the manner in which such persons may sign on behalf of the Company.

		Article 27

Organization and powers of the Compensation Committee	1	The compensation committee shall consist of a minimum of 3 members of the Board of Directors.

	2

The members of the compensation committee shall be elected individually by the General Meeting of Shareholders for a term of office lasting until completion of the next Annual General Meeting of Shareholders. Members of the compensation committee whose term of office has expired shall be immediately eligible for re-election.

	3	If there are vacancies on the compensation committee, the Board of Directors shall appoint substitutes for the remaining term of office.

	4

The Board of Directors shall elect a chair of the compensation committee. The Board of Directors shall, within the limits of the law and the Articles of Incorporation, define the organization of the compensation committee in regulations.

	5

The compensation committee has the following powers:

a)             Develop a compensation strategy in line with the principles described in the Articles of Incorporation and submit it for approval to the Board of Directors;

b)             Propose to the Board of Directors the principles and structure of the compensation plans;

c)              Support the Board of Directors in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the members of the Board of Directors and the Executive Committee;

d)             Submit the compensation report to the Board of Directors for approval;

e)              Inform the Board of Directors about policies, programs and key decisions as well as comparisons of compensation levels at key competitors;

f)               Regularly report to the Board of Directors on the decisions and deliberations of the compensation committee;

g)              Assume other responsibilities assigned to it by law, the Articles of Incorporation or by the Board of Directors. In particular, the Board of Directors may, in its discretion, assign responsibilities regarding nomination and governance to the compensation committee.

	6

The Board of Directors issues regulations to determine for which positions of the Board of Directors and of the Executive Committee the compensation committee shall submit proposals regarding compensation, and for which positions it shall determine the compensation in accordance with the Articles of Incorporation.

		C. Auditors

		Article 28

Term, Powers and Duties		The Auditors, who shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.

Section 4		Compensation of the Board of Directors and the Executive Committee

		Article 29

Approval of compensation by the General Meeting of Shareholders	1

The General Meeting of Shareholders shall approve annually and separately the proposals of the Board of Directors in relation to the maximum aggregate amount of:

a)             Compensation of the Board of Directors for the period until the next Annual General Meeting of Shareholders; and

b)             Compensation of the Executive Committee for the following financial year.

The Board of Directors may submit for approval by the General Meeting of Shareholders additional proposals relating to the same or different periods.

	2

If the General Meeting of Shareholders rejects the proposal of the Board of Directors for the total compensation of the Board of Directors and/or the Executive Committee, the decision on how to proceed shall reside with the Board of Directors. The options for the Board of Directors shall be to submit a new compensation proposal to the same General Meeting, to convene an Extraordinary General Meeting for that purpose, or to determine the compensation for the corresponding period on an interim basis, subject to approval at the next Annual General Meeting of Shareholders.

	3

Notwithstanding the preceding paragraphs, the Company or companies controlled by it may pay out compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval by a General Meeting of Shareholders.

	4	The Board of Directors shall submit the compensation report to an advisory vote of the General Meeting of Shareholders.

		Article 30

Additional amount

If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more members who become members of or are promoted within the Executive Committee during a compensation period for which the General Meeting of Shareholders has already approved the compensation of the Executive Committee, the Company or companies controlled by it shall be authorized to pay or grant to such member(s) an additional amount during the compensation period(s) already approved. The total additional amount for each relevant compensation period for which approval by the General Meeting of Shareholders has already been obtained shall not exceed (in full and not pro rata temporis) 40% of the aggregate amount of compensation of the Executive Committee last approved by the General Meeting of Shareholders per compensation period.

		Article 31

General compensation principles	1

Compensation of the non-executive members of the Board of Directors comprises fixed compensation elements only. In particular, non-executive members of the Board of Directors shall receive no company contributions to any pension plan, no performance-related elements and no financial instruments (e.g. options).

	2

Compensation of the members of the Executive Committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may comprise other compensation elements and benefits. Variable compensation may comprise short-term and long-term compensation elements.

	3

Compensation (to non-executive members of the Board of Directors and to members of the Executive Committee) may be in the form of cash, shares, other benefits or in kind. Compensation to members of the Executive Committee may also be in the form of financial instruments or similar units. Compensation may be paid by the Company or companies controlled by it. The Board of Directors determines the valuation of each compensation element on the basis of the principles that apply to the establishment of the compensation report.

		Article 32

Variable compensation	1	The variable compensation of the members of the Executive Committee in a certain year shall consist of compensation elements from short- and long-term compensation plans (as defined in this Article).

	2

The short-term compensation plans are based on performance metrics that take into account the performance of the Alcon Group and/or parts thereof, and/or individual targets. Achievements are generally measured based on the one-year period to which the short-term compensation relates. The short-term compensation pay-outs shall be subject to caps that may be expressed as predetermined multipliers of the respective target levels and may be deferred subject to vesting periods and conditions.

	3

The long-term compensation plans are based on i) performance metrics that take into account strategic objectives of the Alcon Group (such as financial, innovation, shareholder return and/or other metrics), and/or ii) the share price that determines the value of the award at expiry of the vesting period. Achievements and share price are generally measured based on a period of not less than three years. The long-term compensation pay-outs shall be subject to caps that may be expressed as predetermined multipliers of the respective target levels.

	4	The Board of Directors or, to the extent delegated to it, the compensation committee determines performance metrics, target levels, and their achievement.

	5

The Board of Directors or, to the extent delegated to it, the compensation committee determines grant, vesting, blocking, exercise and forfeiture conditions of the compensation; they may provide for continuation, acceleration or removal of exercise and vesting conditions or provide other conditions for the grant, acquisition or forfeiture of rights as the consequence of certain predefined events such as death, disability, retirement or termination of an employment or mandate agreement.

		Article 33

Agreements with Members of the Board of Directors and of the Executive Committee	1

The Company or companies controlled by it may enter into agreements with members of the Board of Directors relating to their compensation for a fixed term of up to one year. The Company or companies controlled by it may enter into contracts of employment with members of the Executive Committee for a fixed term not exceeding one year or for an indefinite period of time with a notice period not exceeding 12 months.

	2

Contracts of employment with members of the Executive Committee may contain a prohibition of competition for the time after the end of employment for a duration of up to one year. The annual consideration for such prohibition shall not exceed the total annual compensation (i.e. base salary and annual incentive) last paid to such member of the Executive Committee.

		Article 34

Mandates outside of the Alcon Group	1

No member of the Board of Directors may hold more than 10 additional mandates in other companies, of which no more than 4 additional mandates shall be in other listed companies. Chairs of the board of directors of other listed companies count as two mandates.

	2

No member of the Executive Committee may hold more than 6 additional mandates in other companies, of which no more than 2 additional mandates shall be in other listed companies. Each of these mandates shall be subject to approval by the Board of Directors. Members of the Executive Committee are not allowed to hold chairs of the board of directors of other listed companies.

3

The following mandates are not subject to these limitations:

a)             Mandates in companies which are controlled by the Company;

b)             Mandates which a member of the Board of Directors or of the Executive Committee holds at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than 5 such mandates; and

c)              Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations. No member of the Board of Directors or of the Executive Committee shall hold more than 10 such mandates.

4

Mandates shall mean mandates in the supreme governing body of a legal entity which is required to be registered in the commercial register or a comparable foreign register. Mandates in different legal entities which are under joint control are deemed one mandate.

	5	The Board of Directors may issue regulations that may determine additional restrictions, taking into account the position of the respective member.

Article 35

Loans		No loans or credits shall be granted to the members of the Board of Directors or the Executive Committee.

Section 5		Annual Financial Statements, Consolidated Financial Statements and Profit Allocation

Article 36

Financial year		The Board of Directors shall prepare for each financial year as of 31 December an annual report consisting of financial statements with a management report and the consolidated financial statements.

Article 37

Allocation of profit shown on the balance sheet, reserves	1

The allocation of the profit shown on the balance sheet shall be determined by the General Meeting of Shareholders subject to the legal provisions. The Board of Directors shall submit to the General Meeting of Shareholders its proposals.

	2	In addition to statutory reserves additional reserves may be accrued.

	3	Dividends which have not been claimed within five years after the due date fall back to the Company.

Section 6		Publications and Place of Jurisdiction

Article 38

Publications		Shareholder communications of the Company shall be made in the Swiss Official Gazette of Commerce. The Board of Directors may designate additional publication organs.

Article 39

Place of jurisdiction		The place of jurisdiction for any disputes arising from or in connection with the shareholdership in the Company shall be at the registered office of the Company.

Section 7		Language

Article 40

Prevailing version		A French and an English version exist of these Articles of Incorporation. In case of any discrepancies, the French version shall prevail.

Certification

The undersigned notary public of the Canton of Basel-City, Andrea Schmutz, herewith certifies that these are the articles of incorporation in force of the company Alcon AG, in Fribourg, as last amended today by the shareholders’ meeting and the board of directors.

Basel, 29th (twenty-ninth) of January 2019 (two thousand and nineteen)

Allg. Reg. 2019/Nr.